Mail Stop 6010

      	February 6, 2006

Jack R. Lazar
Vice President and Chief Financial Officer
Atheros Communications, Inc.
5480 Great America Parkway
Santa Clara, CA 95054

      Re:	Atheros Communications, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 11, 2005
      File No. 000-50534

Dear Mr. Lazar:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant